Exhibit 99.1

AVITA Medical Announces Preliminary 2023 Financial Highlights, Provides 2024 Financial Guidance and Business Update

VALENCIA, Calif., January 10, 2024 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH) (the “Company”), a commercial-stage regenerative medicine company focused on first-in-class devices and autologous cellular therapies for skin restoration, today announced preliminary unaudited financial highlights for the fourth quarter and full-year 2023, provided financial guidance for the first quarter and full-year 2024, and announced completion of patient enrollment in its post-market study, TONE.

Preliminary Fourth Quarter and Full-Year 2023 Financial Highlights

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Commercial revenue for the fourth quarter 2023 is expected to be approximately $14.1 million, an increase of approximately 50% compared to same period in 2022
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Commercial revenue for the full-year 2023 is expected to be approximately $49.8 million, an increase of approximately 46% compared to full-year 2022
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Gross margin for the full-year 2023 is expected to be approximately 84.5%
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As of December 31, 2023, approximately $89.1 million in cash, cash equivalents, and marketable securities

“This was a transformative year for AVITA Medical as we focused on accelerating our growth profile,” said Jim Corbett, Chief Executive Officer of AVITA Medical. “We have made tremendous progress over the last four quarters, with consecutive commercial revenue growth rates of 40%, 42%, 51%, and 50%, respectively, over the same periods in 2022. We remain committed to sustaining growth and building our business in 2024.”

2024 Financial Guidance

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Commercial revenue for the first quarter 2024 is expected to be in the range of $14.8 to $15.6 million, reflecting growth at the lower bound of approximately 42% and upper bound of approximately 50% over the same period in the prior year
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Commercial revenue for the full-year 2024 is expected to be in the range of $78.5 to $84.5 million, reflecting growth at the lower bound of approximately 57% and upper bound of approximately 69% over the full-year 2023

Business Update

In July 2023, the Company initiated TONE, a post-market study treating patients with stable vitiligo. The purpose of TONE is to evaluate repigmentation and to understand the impact of repigmentation on improving quality of life for patients with this disease. Key study endpoints include patient and clinician satisfaction of treatment, burden of disease, and patient mental health status. The Company believes that developing these health-related quality-of-life indicators will help create a basis to understand the impact of vitiligo on the mental health of patients and the associated healthcare costs of treatment.

The Company completed enrollment of TONE with 109 patients at investigational sites across the United States earlier than anticipated. Patients will be followed for a 12-month period, with the primary follow-up period being 6-months after treatment.

About AVITA Medical, Inc.

AVITA Medical® is a commercial-stage regenerative medicine company transforming the standard of care for skin restoration with innovative devices and autologous cellular therapies. At the forefront of our platform is the RECELL® System, approved by the Food and Drug Administration for the treatment of thermal burn wounds and full-thickness skin defects, and for repigmentation of stable depigmented vitiligo lesions. RECELL harnesses the regenerative properties of a patient’s own skin to create Spray-On Skin™ Cells, delivering a transformative solution at the point-of-care. RECELL enables improved clinical outcomes. This breakthrough technology serves as the catalyst for a new treatment paradigm enabling improved clinical outcomes.

In international markets, our products are approved under the RECELL System brand to promote skin healing in a wide range of applications including burns, full-thickness skin defects, and vitiligo. The RECELL System is TGA-registered in Australia, received CE-mark approval in Europe and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

Forward-Looking Statements

Statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” and similar words or expressions, and the use of future dates. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Jessica Ekeberg

Phone +1-661-904-9269

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.